Exhibit 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: FiftyOne, Inc., a Delaware corporation (f/k/a E4X, Inc.)

Number of Shares: As set forth in Paragraph A below

Class of Stock: As set forth in Paragraph A below

Warrant Price: As set forth in Paragraph A below

Issue Date: March 29, 2012

Expiration Date: March 28, 2022

Credit Facility:	This Warrant is issued in connection with that certain Sixth Loan Modification Agreement, of even date herewith, to that certain Loan and Security Agreement dated September 17, 2009, as amended, between Silicon Valley Bank and the Company (as further amended and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SILICON VALLEY BANK (Silicon Valley Bank, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, is referred to hereinafter as “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the below stated Class and series of stock of the above-named company (the “Company”) at the below stated Warrant Price per Share, all as set forth below and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

A.	Number and Class of Shares: Warrant Price.

(1) Certain Definitions. As used herein, the following definitions have the respective meanings set forth below:

“Acquisition” has the meaning given in Article 1.6.1 below.

“IPO” means the Company’s initial, underwritten offering and sale of its shares to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Qualified Financing” means the first sale or issuance by the Company on or after the Issue Date of this Warrant set forth above, in a single transaction or series of related transactions, of shares of its convertible preferred stock or other senior equity securities to one or more investors for cash for financing purposes.

“Qualified Financing Securities” means the class and series of convertible preferred stock or other senior equity security sold or issued by the Company in the Qualified Financing.

“Qualified Financing Price” means the lowest price per share for which Qualified Financing Securities are sold or issued by the Company in the Qualified Financing.

“Series D Price” means $0.566761, as adjusted from time to time upon the occurrence of events described in Article 2 hereof that occur on or after the Issue Date hereof.

“Series D Stock” shall mean the Company’s Series D Convertible Preferred Stock, $0.01 par value per share, and any securities of the Company into or for which the outstanding shares of Series D Convertible Preferred Stock may be converted, reclassified, reorganized or exchanged.

(2) Class of Shares. The class and series of the Company’s capital stock for which this Warrant shall be exercisable (the “Class”) shall be Qualified Financing Securities; provided, that if the Qualified Financing is not consummated, for any reason or no reason, on or before September 30, 2012, or if, prior to the consummation of the Qualified Financing, there shall be an Acquisition, IPO or any event described in Article 3.2 below, then “Class” shall be Series D Stock from and after such date or as of immediately prior to the effectiveness of the registration statement filed in connection with the IPO, the closing of the Acquisition or the effective date of such Article 3.2 event (and the record date thereof if the Company shall establish a record date for determining shareholders entitled to participate in such event), as the case may be; and in all cases subject to adjustment from time to time in accordance with the provisions of this Warrant.

(3) Warrant Price. The purchase price per Share hereunder (the “Warrant Price”) shall be the Qualified Financing Price; provided, that if the Qualified Financing is not consummated, for any reason or no reason, on or before September 30, 2012, or if, prior to the consummation of the Qualified Financing, there shall be an Acquisition, IPO or any event described in Article 3.2 below, then the “Warrant Price” shall be the Series D Price from and after such date or as of immediately prior to the effectiveness of the registration statement filed in connection with the IPO, the closing of the Acquisition or the effective date of such Article 3.2 event (and the record date thereof if the Company shall establish a record date for determining shareholders entitled to participate in such event), as the case may be; and in all cases subject to adjustment from time to time in accordance with the provisions of this Warrant.

(4) Number of Shares. This Warrant shall be exercisable for such number of shares (the “Shares”) of the applicable Class (determined pursuant to Paragraph A(2) above) as shall equal (i) $80,000, divided by (ii) the applicable Warrant Price (determined pursuant to Paragraph A(3) above), subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall alsp deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares as is computed using the following formula:

X =	Y(A-B)
(A)

where:

X =	the number of shares of the Class to be issued to the Holder pursuant to this Article 1.2.

Y =	the number of shares of the Class covered by this Warrant in respect of which the net issue election is made pursuant to this Article 1.2.

A =	the Fair Market Value (as determined pursuant to Article 1.3) of one share of the Class, as determined at the time the net issue election is made pursuant to this Article 1.2.

B =	the Warrant Price in effect under this Warrant at the time the net issue election is made pursuant to this Article 1.2.

1.3 Fair Market Value. If, at the time of any exercise or conversion of this Warrant, the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of a Share shall be the closing price of a share of common stock reported for the business day immediately before the day Holder delivers this Warrant together with its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the IPO, the “price to public” per share price specified in the final prospectus relating to the IPO). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before the day Holder delivers this Warrant together with its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the IPO, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine the fair market value of each Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding equity securities of the Company where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction or, if such Company shareholders beneficially own a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction, such surviving or successor entity is not the Company.

1.6.2 Treatment of Warrant at Acquisition.

A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities (as defined below), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B) Upon the closing of any Acquisition other than those particularly described in subsection (A) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used in this Article 1.6, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

1.7 Stockholders’ Agreement. Upon any exercise or conversion of this Warrant, Holder shall at the Company’s request become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or the like, the Company’s stockholders’ agreement, solely with respect to the Shares issued upon such exercise or conversion, solely to the extent that all holders of outstanding shares of the Class are then parties thereto, and solely to the extent that such agreement is then by its terms in force and effect.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Subject to Article 1.6 above, upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include, without limitation, any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (as amended and in effect from time to time, the “Charter”), including, without limitation, upon consummation of the IPO. The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon the exercise or conversion of this Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Diluting Issuances. At all times (if any) when the Class shall be a series of convertible preferred stock, the number of shares of common stock issuable upon conversion of the Shares shall be subject to adjustment, from time to time in the manner set forth in the Charter as if the Shares were issued and outstanding on and as of the date of any such required adjustment (and subject to waiver by the required holders of the outstanding shares of the Class in accordance with the Charter, provided that any such waiver complies with the last sentence of this Article 2.3). The provisions set forth for the Class in the Charter relating to the above in effect as of the earliest date on which the Class becomes a series of convertible preferred stock may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the Class.

2.4 No Impairment. The Company shall not, by amendment of the Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder in cash the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Executive Officer or Chief Financial Officer or other duly authorized officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares. Notwithstanding the foregoing, in the event of an adjustment pursuant to Article 2.3, the Company shall only be required to provide Holder with such notices as are required to be delivered to holders of the Class pursuant to the Certificate of Incorporation regarding antidilution protection, as and when the Company provides such notices to such holders.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) The Series D Price first set forth above is not greater than the price per share at which shares of Series D Stock were last issued in an arms-length transaction in which at least $500,000 of such shares were sold.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Warrant, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s summary capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend (other than securities for which adjustment is made pursuant to Article 2 hereof); (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights); (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash; then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights

3.3 [Intentionally Omitted].

3.4 No Stockholder Rights. Without limiting any provision in this Warrant, Holder agrees that it will not have any rights as a stockholder of the Company until the exercise of this Warrant.

3.5 Certain Information. The Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder. Holder agrees to treat and hold all such information of the Company provided pursuant to this Article 3.5 in confidence in accordance with the provisions of Section 12.9 of the Loan Agreement.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1 Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO SILICON VALLEY BANK DATED AS OF MARCH 29, 2012, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4 Transfer Procedure. After receipt by Silicon Valley Bank (“Bank”) of the executed Warrant, Bank will transfer all of this Warrant to SVB Financial Group, Holder’s parent company. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person or entity who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or on the third business day after being mailed by first-class registered or certified mail, postage prepaid, or on the next business day following delivery to a reputable overnight courier, fee prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Treasury Department

3003 Tasman Drive, HC 215

Santa Clara, CA 95054

Telephone: (408) 654-7400

Facsimile: (408) 988-8317

Email address: derivatives@svb.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

FiftyOne, Inc.

Attn: Ed Neumann, CFO

8 West 40th Street, 5th Floor

New York, NY 10018

Telephone: 212.299.3528

Facsimile:

Email address: ed.neumann@fiftyone.com

With a copy to:

Goodwin Procter LLP

Attn : Mark Macenka, Esq.

Exchange Place

Boston, MA 02109

Telephone: 617-570-1145

Facsimile: 617-523-1231

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of law.

[Remainder of page left blank intentionally]

“COMPANY”

FIFTYONE, INC.

By:	/s/ Michael DeSimone
Name:	M. Desimone
(Print)
Title:	CEO

“HOLDER”

SILICON VALLEY BANK

By:	/s/ Jocelyn Hartmann
Name:	Jocelyn Hartmann
(Print)
Title:	VP

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common/Series          Preferred [strike one] Stock of                      pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for             of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

SCHEDULE 1

Company Summary Capitalization Table

See attached

FiftyOne, INC. - FULLY DILUTED CAPITALIZATION TABLE - JANUARY 31, 2012

Shareholders	Ordinary	Preferred A on as converted basis	Preferred B	Preferred C	investment	Preferred D	Total Preferred (A+B+C+D) on as converted basis	Total shares not diluted	Options	Warrants	Adjusted Warrants	Total Options & Warrants on as converted basis	Total Shares Fully diluted on as converted basis	% Not Diluted on as converted basis	% Fully Diluted on as converted basis
Pitango Venture Capital Fund III (USA) LP	373,943	2,179,624	788,748	2,423,759	1,422,275	2,509,479	7,901,610	8,275,553				0	8,275,553	22.03%	18.44%
Pitango Venture Capital Fund III (USA) Non-Q LP	34,568	201,489	72,914	224,057	131,483	231,990	730,450	765,018				0	765,018	2.04%	1.71%
Pitango Venture Capital Fund III (Israeli Investors) LP	101,936	594,041	215,011	660,703	384,582	678,561	2,148,316	2,250,252				0	2,250,252	5.99%	5.02%
Pitango JP Morgan Fund III (USA) LP		597,142					597,142	597,142				0	597,142	1.59%	1.33%
Pitango Venture Capital Fund III Trusts 2000 Ltd.	26,369	153,683	55,618	170,902	100,128	176,667	556,870	583,239				0	583,239	1.55%	1.30%
Pitango Principals Fund III (USA) LP	13,184	76,843	27,808	85,453	50,064	88,334	278,438	291,622				0	291,622	0.78%	0.65%
Pitango Parallel Investor Fund III (USA) LP		5,790			148,484	261,987	267,777	267,777				0	267,777	0.71%	0.60%

Delta Fund I, LP	444,988	822,258	938,600	1,756,917			3,517,775	3,962,763				0	3,962,763	10.55%	8.83%
Poalim Delta Fund LP	26,960	49,818	56,867	106,448			213,133	240,093				0	240,093	0.64%	0.54%
Delta Fund I (Israel) LP	24,130	44,588	50,897	95,269			190,754	214,884				0	214,884	0.57%	0.48%
Gmulot Delta Fund, LP	53,922	99,639	113,735	212,893			426,267	480,189				0	480,189	1.28%	1.07%

Adams Street V, LP		89,814		2,088,179	1,118,508	1,973,509	4,151,502	4,151,502				0	4,151,502	11.05%	9.25%
BVCF IV, LP		89,814		2,088,179	1,118,508	1,973,509	4,151,502	4,151,502				0	4,151,502	11.05%	9.25%

Venture Strategy Partners II, LP				2,170,546			2,170,546	2,170,546				0	2,170,546	5.78%	4.84%
Venture Strategy Partners Afiliate fund, LP				149,653			149,653	149,653				0	149,653	0.40%	0.33%
Howard L. Crisp (Venture Strategy Group)				92,808			92,808	92,808				0	92,808	0.25%	0.21%

JPMorgan Partners (CCP Overseas Equity Partners)							0	0		0	0	0	0	0.00%	0.00%

Dan Ciporin	885,049	8,780			125,000	220,552	229,332	1,114,381				0	1,114,381	2.97%	2.48%
Deepak Kamra		977			25,000	44,110	45,087	45,087				0	45,087	0.12%	0.10%

ON line Ventures (Steve Getsy)	307,516	7,546		232,020	61,944	109,295	348,861	656,377	0			0	656,377	1.75%	1.46%
Think Equity Investment Partners II LLC (Deborah Quazzo)		5,131		232,020			237,151	237,151				0	237,151	0.63%	0.53%
Benjamin C. Sparow (Spectum Equity Investors)				27,842	2,478	4,372	32,214	32,214				0	32,214	0.09%	0.07%
Victor E. Parker (Spectum Equity Investors)				46,404			46,404	46,404				0	46,404	0.12%	0.10%
Shawn J. Colo (Spectum Equity Investors)				13,921			13,921	13,921				0	13,921	0.04%	0.03%
David M. Armstrong (Spectum Equity Investors)				4,640			4,640	4,640				0	4,640	0.01%	0.01%

Oxygen Associates LLC	41,000							41,000				0	41,000	0.11%	0.09%
Schwartz Family Investments (1999) Ltd.	77,500				20,000	35,288	35,288	112,788				0	112,788	0.30%	0.25%

Viborg Anstalt Vaduz		92,807					92,807	92,807				0	92,807	0.25%	0.21%
Three Team (E.W.) Ltd		371,232					371,232	371,232				0	371,232	0.99%	0.83%
Yogi Consulting and Investments Ltd.		92,807			10,000	17,644	110,451	110,451				0	110,451	0.29%	0.25%
SRG Holdings Ltd.		315,547		278,424			593,971	593,971				0	593,971	1.58%	1.32%
GLE Trust Assets Ltd*		148,493		46,404	20,000	35,288	230,185	230,185				0	230,185	0.61%	0.51%
Collace Services Ltd.		92,808					92,808	92,808				0	92,808	0.25%	0.21%

Caymen Partners I, LLC (Jay Pomrenze)	434,227	92,807	92,808	237,588	87,662	154,672	577,875	1,012,102	0			0	1,012,102	2.69%	2.26%

Shrem, Fudim, Kelner Founders Group II LP		92,810					92,810	92,810				0	92,810	0.25%	0.21%
Shrem, Fudim, Kelner & Co Ltd.		92,807					92,807	92,807				0	92,807	0.25%	0.21%
Arko Technological Holdings LP		99,691			123,885	218,584	318,275	318,275				0	318,275	0.85%	0.71%
Canada Israel Opportunity Fund III LP		92,807		46,404			139,211	139,211				0	139,211	0.37%	0.31%
SFK WING 2000 - Finance Ltd.				46,404			46,404	46,404					46,404	0.12%	0.10%

Paymentech Performance Warrants (Common Stock)										130,404	130,404	130,404	130,404	0.00%	0.29%
Glenbrook Partners, LLC (Common Stock) *****				23,202			23,202	23,202		0	0	0	23,202	0.06%	0.05%

Plenus (Preferred C) - under III round price										324,828	575,283	575,283	575,283	0.00%	1.28%

Tmura Warrants - to be granted upon closing of III round (Common)										53,568	53,568	53,568	53,568	0.00%	0.12%
Silicon Valley Bank Warrants - granted upon closing loan (Common)										359,764	359,764	359,764	359,764	0.00%	0.80%
Joe Smith	20,000							20,000				0	20,000	0.05%	0.04%
Yuval Tal	310,195				50,000	88,221	88,221	398,416				0	398,416	1.06%	0.89%
Sharon Howard	40,000							40,000				0	40,000	0.11%	0.09%
Yael Gilboa	20,000							20,000				0	20,000	0.05%	0.04%
Jody Rochwarger	335,000							335,000				0	335,000	0.89%	0.75%
Bob Mednick	9,112							9,112				0	9,112	0.02%	0.02%
Liron Diamant	30,000							30,000				0	30,000	0.08%	0.07%
Mike DeSimone		44,113					44,113	44,113				0	44,113	0.12%	0.10%
Kris Green		26,465					26,465	26,465				0	26,465	0.07%	0.06%
Ed Neumann	667,096							667,096				0	667,096	1.78%	1.49%
Jurgis Vilis	34,483							34,483				0	34,483	0.09%	0.08%
Mike DeSimone	1,770,099							1,770,099				0	1,770,099	4.71%	3.95%
ESOP - Allocated (not including Caymen&OLV stated above)									4,331,380			4,331,380	4,331,380	0.00%	9.65%
ESOP - Unallocated									1,841,772			1,841,772	1,841,772	0.00%	4.11%
ESOP Trust Company	10, 000							10,000					10,000	0.03%	0.02%
Total	6,091,277	6,682,171	2,413,006	13,561,039	5,000,000	8,822,062	31,478,278	37,569,555	6,173,152	868,564	1,119,019	7,292,171	44,861,726	100.00%	100.00%